Exhibit 99.1

Ethan Allen Expands Upholstery Capacity in North Carolina

DANBURY, CT (January 21, 2016) (Globe Newswire) - Ethan Allen Interiors Inc. (NYSE: ETH) (“Ethan Allen” or the “Company”) today announced the expansion of its upholstery manufacturing operations in Maiden, North Carolina. The company recently converted a 173,000-square-foot former distribution facility located on its manufacturing campus to an upholstery plant. This plant will support the existing two Maiden, N.C., plants and also house a new R&D facility.

Chairman and CEO Farooq Kathwari stated, “We are pleased to continue the development of our North American manufacturing by establishing our third upholstery plant in Maiden, N.C., which we believe gives us a long-term competitive advantage that will allow us to advance our objectives of maintaining short order processing times and improving capacity to ship custom items more quickly.”

About Ethan Allen

Ethan Allen Interiors Inc. (NYSE: ETH) is a leading interior design company and manufacturer and retailer of quality home furnishings. The company offers complimentary interior design service to its clients and sells a full range of furniture products and decorative accessories through ethanallen.com and a network of approximately 300 Design Centers in the United States and abroad. Ethan Allen owns and operates nine manufacturing facilities including six manufacturing plants and one sawmill in the United States plus one plant each in Mexico and Honduras. Approximately seventy percent of its products are made in its North American plants. For more information on Ethan Allen's products and services, visit www.ethanallen.com.

Additional Information

This press release and related discussions contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect management’s current expectations concerning future events and results of the Company, and are subject to various assumptions, risks, and uncertainties, including specifically, and without limitation, those set forth in Part I, Item 1A “Risk Factors” of the 2015 Form 10-K. Accordingly, actual future events or results could differ materially from those contemplated by the forward-looking statements. The Company assumes no obligation to update or provide revision to any forward-looking statement at any time for any reason.

Ethan Allen Interiors Inc.

Investor / Media Contact:

Corey Whitely

Executive Vice President, Administration

Chief Financial Officer and Treasurer

cwhitely@ethanalleninc.com